UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
January 29, 2006
(Date of Earliest Event Reported)
West Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-21771 (Commission File Number)	47-0777362 (I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)
Registrant’s telephone number, including area code: (402) 963-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 29, 2006, West Corporation (“West”) and West International Corp., a wholly owned subsidiary of West (“West International”), entered into an Agreement and Plan of Merger, dated as of January 29, 2006 (the “Merger Agreement”) with Intrado Inc. (“Intrado”), pursuant to which West International will merge with and into Intrado and Intrado will become a wholly owned subsidiary of West (the “Merger”). The Merger Agreement provides that at the effective time of the Merger, each share of Intrado common stock (other than shares owned by West, West International, any subsidiary of West or West International, treasury shares and dissenting shares) will be converted into the right to receive $26.00 in cash. Consummation of the Merger is subject to various conditions, including approval by the stockholders of Intrado and customary closing conditions. The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Intrado may be required to pay West a termination fee of $15,000,000. The Merger Agreement also provides that in certain instances where the termination fee is not owed, Intrado may be required to reimburse West for up to $1,000,000 of its transaction-related expenses. On January 30, 2006, West and Intrado issued a press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.
There are no material relationships between (i) Intrado and (ii) West or its affiliates.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release issued by West Corporation and Intrado, Inc., dated January 29, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: February 1, 2006	By:	/s/ Thomas B. Barker
Thomas B. Barker
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by West Corporation and Intrado Inc., dated January 29, 2006.